Exhibit 99.1

            Yum! Brands Inc. Reports 2005 Second-Quarter EPS of $0.62
                    Prior to Special Items, a 12% Increase;
         Reported EPS, Including a 2004 Special-Item Credit, Grew by 6%

    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 13, 2005--

    Increases Full-Year 2005 EPS Estimate by $0.02 Prior to Special
                     Items to $2.62 or 11% Growth

    Yum! Brands Inc. (NYSE: YUM) today reported results for the second quarter ended June 11, 2005.

    The following are key points relative to the company's current second-quarter and year-over-year performance:

    -- Total International Division operating profit increased 22% or 16% prior to foreign currency conversion.

    -- International Division system restaurants in operation at quarter's end grew by 3% led by growth of 7% in the U.K. and 5% in international franchise-only businesses.

    -- As expected and previously communicated, China Division operating profit decreased $10 million or 30% as sales were negatively impacted by adverse publicity relating to a seasoning-ingredient issue, since resolved.

    -- China Division system restaurants in operation at quarter's end expanded by 22%.

    --  U.S. multibrand restaurants in operation expanded by 18%.

    --  Systemwide U.S. same-store sales increased 3%.

    -- An IPO of our Poland/Czech Republic franchise business was completed, generating a gain of $17 million.

    --  Tax rate prior to special items declined to 23.6% from 26.2%.

    The company also reported estimated Period 7 sales:

    --  International Division system sales increased 10% in U.S.
        dollar terms or 5% prior to foreign currency conversion.

    -- China Division system sales increased 6% in U.S. dollar terms or 5% prior to foreign currency conversion.

    -- U.S. blended same-store sales at company restaurants increased 5% (Taco Bell, +10%; Pizza Hut, (2)%; KFC, +7%).



                   Consolidated Financial Highlights
----------------------------------------------------------------------
                        Second Quarter             Year To Date
                   ---------------------------------------------------
                    2005    2004   % Change   2005    2004   % Change
                   ------- ------- --------- ------- ------- ---------
System Restaurants 31,434  30,875        +2  31,434  30,875        +2
Worldwide System
 Same-Store-Sales
 Growth                +2%     +2%       NM      +3%     +2%       NM
Revenues (million) $2,153  $2,077        +4  $4,207  $4,047        +4
EPS prior to
 Special Items      $0.62   $0.55       +12   $1.15   $1.02       +13
Special Items EPS   $0.00   $0.03        NM   $0.00   $0.03        NM
Reported EPS        $0.62   $0.58        +6   $1.15   $1.05       +10
----------------------------------------------------------------------


    David C. Novak, Chairman and CEO, said, "I am pleased to report the strength of the Yum! Brands' global portfolio is allowing us to raise our full-year 2005 EPS estimate to $2.62 or 11% growth. Our high-return Yum! Restaurants International Division is well on the way to another very strong year. Additionally, our China Division sales performance is much improved, and we expect to return to solid profit growth for the balance of the year. We are especially pleased with our blended U.S. same-store-sales growth led by sustained performance at Taco Bell and the continued turnaround of KFC-U.S., which has experienced eight consecutive periods of positive same-store sales. We expect the underlying strength of our global portfolio of businesses to allow us to once again exceed our annual target of at least 10% growth in EPS.
    "Importantly, we remain bullish on our long-term new-unit growth opportunity for both our China and Yum! Restaurants International Divisions. In fact, we are on track to reach our full-year target to open a record 375 new restaurants in our China Division and to open at least 725 new restaurants for Yum! Restaurants International Division. This will be the fifth straight year of at least 1,000 new restaurants opened outside the U.S.A., and we expect to at least maintain this pace going forward.
    "Shareholders should continue to expect us to remain committed to building value by executing the unique growth opportunities of our global portfolio that make us anything but an ordinary restaurant company: build dominant restaurant brands in China, drive profitable international expansion, improve U.S. restaurant operations and multibrand category-leading brands."



INTERNATIONAL DIVISION
----------------------

----------------------------------------------------------------------
                                                Second Quarter
                                                           % Change
                                         -----------------------------
                                                                  Excl
                                          2005    2004   Reported  F/x
                                         ------- ------- -------- ----
Financial Measures
Revenues ($ million)                       $492    $491    Even    (6)
Operating Profit ($ million)                $90     $74      +22  +16
----------------------------------------------------------------------
Operating Metrics
Est. System-Sales Growth                                     +11   +6
System Restaurants                       10,978  10,626       +3   NM
----------------------------------------------------------------------

                                                Year to Date
                                                           % Change
                                         -----------------------------
                                                                  Excl
                                          2005    2004   Reported  F/x
                                         ------- ------- -------- ----
Financial Measures
Revenues ($ million)                       $976    $976    Even    (5)
Operating Profit ($ million)               $184    $162      +14   +9
----------------------------------------------------------------------
Operating Metrics
Est. System-Sales Growth                                     +11   +7
System Restaurants                       10,978  10,626       +3   NM
----------------------------------------------------------------------

Note: These results exclude the China Division. The Q2 2005 operating profit does not include the gain of $17 million from the IPO of our Poland/Czech Republic franchise business.


    A key growth driver for the Yum! Restaurants International Division is continued new-restaurant openings across an array of international markets and leveraging the substantial infrastructure in place around the world.
    It is important to note that both second-quarter and year-to-date revenue comparisons were adversely affected by the refranchising of our Puerto Rico market in last year's fourth quarter. The transaction resulted in the sale of this company-operated market to a franchisee. Excluding the impact of the change in ownership of the Puerto Rico market, revenues increased 3% for the second quarter and 4% year to date, prior to foreign currency conversion.
    In the second quarter, continued new-restaurant expansion of our key international brands -- KFC and Pizza Hut -- and positive system same-store-sales growth drove International Division system-sales and operating-profit growth. New restaurants opened in the quarter totaled 126 across more than 36 different countries and territories. Year to date, 227 new restaurants were opened, 94% by our franchisees. Total new-restaurant openings for the full year are expected to be at least 725, the sixth straight year of at least 700 new-restaurant openings.
    Second-quarter International Division system-sales growth prior to foreign currency conversion was 6% versus our ongoing target of at least 5% growth. Overall, system restaurants in operation grew 3%. The company's international franchise-only markets led the way with 10% growth in system sales prior to currency conversion and 5% growth in system restaurants in operation. These businesses cover more than 100 countries and represent 42% of International Division's system restaurants. Other markets contributing to overall system-sales growth prior to currency conversion included the U.K., Mexico and Japan. In the U.K., a key market, system sales increased 4% prior to currency conversion, driven primarily by 7% growth in system restaurants in operation.
    For the second quarter, restaurant margin as a percentage of sales decreased 0.2 percentage points. Excluding the Puerto Rico market, restaurant margin would have increased 0.4 percentage points versus last year for the second quarter. Substantially stronger performance in Mexico was a significant positive factor for restaurant-margin performance. For the full year, excluding the impact of refranchising the Puerto Rico market, restaurant margin is expected to increase slightly versus 2004 driven primarily by strong business performance in Mexico.
    For the second quarter, excluding the refranchising of the Puerto Rico market, operating profit would have grown 21% prior to foreign currency conversion.
    Overall, foreign currency conversion added $5 million to operating profit for the second quarter and $9 million year to date. For the full year 2005, Yum! Restaurants International Division is expected to produce profit growth of at least 14% with system-sales growth of 6% in local currency terms.



CHINA DIVISION
--------------

----------------------------------------------------------------------
                      Second Quarter              Year to Date
                              % Change                      % Change
               --------------------------- ---------------------------
                                      Excl                        Excl
               2005   2004   Reported  F/x 2005   2004   Reported  F/x
               ------ ------ -------- ---- ------ ------ -------- ----
Financial
 Measures
Revenues ($
 million)       $276   $237      +16  +15   $511   $425      +20  +20
Operating
 Profit ($
 million)        $25    $35      (30) (31)   $78    $77    Even   Even
----------------------------------------------------------------------
Operating
 Metrics
Est. System-
 Sales Growth
(fiscal-period
 basis)                          +13  +12                    +16  +16
System
 Restaurants   2,082  1,704      +22   NM  2,082  1,704      +22   NM
----------------------------------------------------------------------

Note: The China Division includes mainland China, Thailand, and
KFC Taiwan. Please refer to "Notes and Definitions" at the end of this release for explanation of estimated system-sales growth.


    A key growth driver for the China Division is rapid new-restaurant expansion of multiple Yum! restaurant brands.
    In the second quarter, as originally detailed in the company's sales release dated March 24, 2005, sales at KFC restaurants in mainland China were negatively impacted by adverse publicity relating to an issue, since resolved, with a seasoning supplier beginning with results in the third week of Period 4. As a result, China Division second-quarter system sales increased 12% excluding foreign currency conversion, below our ongoing target of at least 22% growth.
    As indicated in the company's most recent forecast, the below-target sales resulted in a 30% decline in operating profit for the second quarter.
    Second-quarter restaurant margin decreased 3.3 percentage points versus the prior year, driven primarily by negative same-store-sales growth in company-operated KFC restaurants in mainland China as noted previously.
    Overall, system restaurants in operation grew 22%. During the second quarter, a total of 68 new restaurants opened, including 50 KFCs, 16 Pizza Huts and 2 East Dawnings. Year to date 2005, 168 new restaurants were opened with an ownership mix of 74% company, 23% joint-venture and 3% franchise restaurants.
    For the remainder of the year, sales trends are expected to steadily improve from the low point in Period 4, and operating-profit performance is expected to show growth versus last year. Additionally, a partial financial recovery (approximately $13 million) from our mainland China seasoning supplier will be recognized in the third quarter. We expect to recognize some additional recovery during the fourth quarter of 2005 or the first quarter of 2006.



UNITED STATES BUSINESS
----------------------

----------------------------------------------------------------------
                        Second Quarter             Year to Date

                    2005    2004   % Change   2005    2004   % Change
                   ------- ------- --------- ------- ------- ---------
Financial Measures
Revenues ($
 million)          $1,385  $1,349        +3  $2,720  $2,646        +3
Operating Profit
 ($ million)         $190    $199       (4)%   $352    $371       (5)%
----------------------------------------------------------------------
Operating Metrics
Systemwide
Same-Store-Sales
 Growth                +3%     +2%       NM      +3%     +3%       NM
System Restaurants 18,374  18,545       (1)% 18,374  18,545       (1)%
----------------------------------------------------------------------


    A key growth driver for this business segment is same-store-sales growth.
    In the second quarter, the primary drivers of revenue growth were higher same-store sales and continued development of new, higher-volume restaurants, which, on average, more than offset reduced revenues associated with the closure of lower-volume restaurants. Opening new restaurants with higher volumes than those restaurants that were closed contributed 1 percentage point of revenue growth.
    Operating profit for the second quarter declined $9 million or 4% primarily due to $10 million in higher facility-actions expense mainly at KFC-U.S. Excluding this factor, U.S. operating profit for the second quarter was slightly higher versus last year. Higher G&A expense of $6 million and commodity costs (mainly meats) of $3 million also impacted year-over-year profit comparisons.
    For the balance of the year, it is anticipated that U.S. operating profit will show growth prior to the impact of higher facility-action expense in the range of +6% to +8%.



WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------

----------------------------------------------------------------------
System New-Restaurant Openings            Second Quarter  Year to Date
                                         ---------------- ------------
Worldwide                                      258            527
Key Markets
 Mainland China                                 64             158
 United States                                  64             132
 International Franchise-Only Businesses        61             130
    (more than 100 countries and
     territories)
 U.K.                                           20             31
 Australia/New Zealand                           8             18
----------------------------------------------------------------------


    New-restaurant development of our brands around the world is a key factor in year-to-year earnings growth for the company overall.
    For the International Division franchise-only businesses, new-restaurant growth versus a year ago continued across all regions: in Asia, +5%; southern Africa, +6%; the Middle East, +7%; and Caribbean/Latin America, +2%. For the 130 new openings year to date from this group of markets, 63 were new KFCs and 57 were new Pizza Huts.
    In the U.S. market, the majority of new-restaurant openings were by Pizza Hut, KFC and Taco Bell franchisees. Over 75% of U.S. new-restaurant openings were franchised.
    Worldwide new franchise-restaurant openings are a key contributor to the company's continued above-industry-average performance of return on invested capital. Globally, our franchisees are required to fund their new-restaurant development.
    This discussion excludes changes in license-unit locations, which are expected to have no material impact on the company's overall profit performance in 2005. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.



U.S. MULTIBRANDING EXPANSION
----------------------------

----------------------------------------------------------------------
                                                     Second Quarter
                                                  --------------------
                                                                Incr/
Multibrand Restaurants in Operation                2005   2004  (Decr)
                                                  ------ ------ ------
U.S. Systemwide                                   2,813  2,375    +18%
   % U.S. System Restaurants                         15%    13%    +2
                                                                  ppts
----------------------------------------------------------------------


    In the second quarter, 121 multibrand restaurants were added in the United States. Of the 121 U.S. multibrand additions, 76% were conversions of existing single-brand restaurants, 15% were new-restaurant openings and 9% were relocations -- building a completely new multibrand restaurant in place of an older single-brand restaurant nearby. More than 45% of the 2,813 U.S. multibrand restaurants in operation at the end of the second quarter were franchised.
    For the full-year 2005, the company expects the U.S. system to add at least 550 multibrand restaurant locations, including more than 300 Pizza Hut and WingStreet combinations and more than 100 with Long John Silver's in combination with Taco Bell, KFC or A&W.



FRANCHISE GROWTH AND FEES
-------------------------

----------------------------------------------------------------------
                                          Second Quarter  Year to Date
                                         ---------------- ------------
Franchise Net New-Restaurant Growth            +1%            +1%
Total Franchise Fees ($ million)              $251           $495
   Growth Vs. 2004                             +9%            +9%
----------------------------------------------------------------------


    Franchise fees experienced across-the-board growth driven by worldwide franchise new-restaurant development, refranchising (primarily the Puerto Rico market), same-store-sales growth and international royalty-rate increases. For the second quarter and year to date, favorable foreign currency conversion added 2 percentage points of franchise-fee growth.
    In the second quarter, worldwide franchise fees were generated primarily in the United States (58%) and the International Division (39%). The China Division contributed the remaining 3% to worldwide franchise fees. The company has more than 2,400 worldwide franchise partners including more than 1,800 in the United States, nearly 600 in the International Division and 29 in the China Division.

    G&A EXPENSES

    Worldwide G&A expenses for the second quarter were $28 million higher than last year. G&A was negatively impacted by a charge of $10 million related to the potential resolution of certain litigation matters as well as higher legal fees of $3 million associated with these matters. Additionally, the company continues to invest in the China Division infrastructure.

    CASH FLOW

    Year to date, the company generated $605 million in net cash provided by operating activities, invested capital of $210 million and repurchased $489 million of its own shares. As expected, additional cash was generated from employee stock-option proceeds, refranchising restaurants and the IPO of our Poland/Czech Republic franchise business.

    TAX RATE

    The effective tax rate prior to special items of 23.6% was 2.6 percentage points lower than last year's second-quarter rate primarily due to settlements related to the closure of regular audit cycles, partially offset by additional tax expense due to anticipated foreign earnings repatriation under the American Jobs Creation Act of 2004. The lower tax rate for the second quarter added $0.03 to EPS versus the company's previously announced expectations.
    We had previously identified $110 million in expected foreign earnings repatriation in the fourth quarter of 2004 and recorded the appropriate additional tax expense that quarter. During the second quarter of 2005, the company identified additional expected repatriation of approximately $400 million. As a result, $19 million of additional tax expense was reflected in the full-year effective tax rate, $8 million of which was recorded as income tax expense in the second-quarter. This repatriation will ultimately save the company over $100 million versus normal and expected tax rates to repatriate earnings. The additional taxes of $19 million included in this year's tax rate equates to $0.06 per share on a full-year basis.

    STOCK-OPTION EXPENSING

    We are considering whether to begin options expensing, adopting SFAS123R, in either the fourth quarter of 2005 or the first quarter of 2006. We will have a final decision communicated in our third-quarter earnings release scheduled for October 4, 2005.

    THIRD-QUARTER AND FOURTH-QUARTER 2005 OUTLOOK

    The company expects EPS prior to special items of $0.70 and $0.77 for the third and fourth quarters, an increase of 15% and 5% respectively. A number of factors are expected to impact results:

    -- In the fourth quarter, facility-action expenses and the effective tax rate are both expected to be unfavorable versus the prior year, more than offsetting the benefit of the fifty-third week.

    -- The company will record a partial financial recovery of approximately $13 million from its supplier in mainland China related to the ingredient issue. This recovery will be included in third-quarter 2005 results. We expect to recognize some additional recovery during the fourth quarter of 2005 or the first quarter of 2006.

    -- Updates will be provided if there is a material change to these expectations.

    FULL-YEAR OUTLOOK

    Each year, the company expects earnings per share to grow at least 10% with the continued execution of four key strategies: (1) build dominant restaurant brands in China, (2) profitable international expansion, (3) run great restaurants and (4) develop and expand multibranding.
    Based on second-quarter results year to date and information currently available, the company increased its full-year EPS expectations by $0.02 to $2.62 prior to special items.
    Projected factors contributing to the company's original annual 2005 EPS guidance were published in the company's release dated December 2, 2004. Based on current information, following is an update on the full year:

    -- Worldwide system-sales growth of +5% to +6%, which includes about 1 percentage-point benefit from the fifty-third week; International Division system-sales growth of at least +6% (local currency basis); China Division system-sales growth of +10% to +15% (local currency basis), and U.S. system-sales growth of +3% to +4%.

    -- Worldwide revenue growth of +4% to +5%, which includes about 1 percentage-point benefit from the fifty-third week: China Division, +10% to +15% (local currency basis), and U.S., +3% to +4%. International Division revenue is expected to increase +5% to +6% (local currency basis) prior to the impact of refranchising the Puerto Rico market. The impact of refranchising the Puerto Rico market this past October will result in a decline in reported revenue of about 1%.

    -- U.S. blended same-store-sales growth at company restaurants in a range of +3% to +4%.

    -- Continued growth in franchise fees of at least 7% resulting from worldwide restaurant expansion and same-store-sales growth, which includes about 1 percentage-point benefit from the fifty-third week. The growth in franchise fees includes the benefit of +1 percentage point from refranchising the Puerto Rico market in 2004.

    -- Worldwide restaurant margin is expected to be flat to slightly lower versus 2004. International Division margin is expected to be about even versus 2004; China Division margin, which was negatively impacted by sales declines caused by adverse publicity relating to an isolated issue with a seasoning supplier, is expected to be 17% to 18%, and U.S. margin is expected to increase slightly.

    -- General and administrative costs (G&A) will increase versus 2004 by approximately +3% prior to the impact of the fifty-third week, due to increased China spending to support brand expansion and higher charges relating to certain litigation matters. The fifty-third week adds approximately +1% for the full year.

    --  Interest expense will be even versus last year.

    -- Positive profit impact from foreign currency conversion on operating profit of $15 to $17 million, or $0.03 or $0.04, for the full year. As always, we will update you each quarter relative to the impact of foreign currency conversion. The Chinese renminbi, British pound sterling, Australian dollar, Korean won, Japanese yen, Canadian dollar, Mexican peso and European euro are important currencies in the company's international business.

    -- Facility actions to include $60 to $65 million of closure and impairment charges, an increase of $20 million versus 2004. Refranchising gains are expected to be about even with the 2004 full-year forecast of about $10 million. The forecast could be revised upward based on additional reviews during the third quarter.

    --  Effective tax rate of 26% to 28%.

    -- The U.S. restaurant base is expected to be down slightly, about 1%, versus 2004.

    The following full-year factors have not been changed:

    -- Capital expenditures, including franchise restaurant acquisitions, to be about $720 million. Pretax refranchising and surplus PP&E proceeds are expected to total $180 million resulting in net capital spending of $540 million being invested in the business.

    --  Over 1,450 new system restaurants to be opened worldwide

    --  At least 725 new International Division restaurants

    --  At least 375 new China Division restaurants

    --  At least 350 new U.S. restaurants

    --  International Division net-restaurant expansion to be at least
        +3%.

    --  Five hundred fifty (550) multibrand restaurant additions
        (gross) for the U.S. system, including conversions of existing restaurants, rebuilds, and new builds.

    -- Average shares outstanding to be in a range of 295 to 300 million shares, less than the expected average 305 million shares in 2004.

    --  Return on invested capital to remain at about 18%.

    -- Note: The fifty-third week primarily benefits the U.S. business. The China market is a monthly reporting business with no fifty-third week impact. Many International Division markets are also monthly reporting businesses with no fifty-third-week benefit. Additionally, in the U.S. the timing of the KFC business closing will be accelerated by one week in December 2005 eliminating any fifty-third week benefit for this business. This will align all three major U.S. brands' fiscal closings.


----------------------------------------------------------------------
                                                 Annual Outlook
                                           Forecast Actual
                                             2005    2004  Incr/(Decr)
                                           -------- ------ -----------
EPS prior to Special Items                   $2.62  $2.36         +11%
Special Items EPS                            $0.00  $0.06          NM
Reported EPS                                 $2.62  $2.42          +8%
----------------------------------------------------------------------


PERIOD 7 SALES
--------------

INTERNATIONAL DIVISION SYSTEM-SALES GROWTH (Estimated)
------------------------------------------------------

----------------------------------------------------------------------
                         2005             2005              2004
                   Reported (U.S. $) Local Currency    Local Currency
                   ----------------- ---------------   ---------------
Period 7                 +10%              +5%               +8%
----------------------------------------------------------------------

Note: These results exclude the China Division. The company's annual target growth rate for International Division system sales is at least +5% prior to foreign currency conversion.


CHINA DIVISION SYSTEM-SALES GROWTH (Estimated)
----------------------------------------------

----------------------------------------------------------------------
                         2005              2005             2004
                   Reported (U.S. $)  Local Currency   Local Currency
                   ----------------- ----------------  ---------------
Period 7                  +6%              +5%              +28%
----------------------------------------------------------------------

Note: The China Division includes mainland China, Thailand, and
KFC Taiwan. For the purpose of this sales release, like calendar months have been compared. The company's annual target growth rate for China Division system sales is at least +22% prior to foreign currency conversion.


    China Division Period 7 system sales increased 5% prior to foreign currency conversion versus last year. As originally detailed in the company's sales release dated March 24, 2005, sales at KFC restaurants in mainland China were negatively impacted by adverse publicity relating to an isolated issue with a seasoning supplier. Since that point in time, sales growth has continued to improve at a steady pace. Sales in our mainland China Pizza Hut restaurants were not impacted.
    Currently, we expect Period 8 system sales to increase at least 12% versus last year and sales recovery from the low point in the last week of Period 4 to continue. Period 8 sales growth will benefit by approximately 2 percentage points due to a shift in the number of weekend days (with higher sales) versus last year's Period 8. This impact will reverse in Period 9, resulting in a negative impact of 2 percentage points.



U.S. COMPANY SAME-STORE-SALES GROWTH (Estimated)
------------------------------------------------

----------------------------------------------------------------------
                                      Period 7, 2005   Period 7, 2004
                                      --------------- ----------------
U.S. BLENDED                                +5%             +4%
Taco Bell                                  +10%             +5%
Pizza Hut                                  (2)%             +6%
KFC                                         +7%             Even
----------------------------------------------------------------------

Note: The company's annual target growth rate for U.S. same-store sales is +1% to +2%.


----------------------------------------------------------------------
2005 Period 7 End Dates                   2005 Period 8 End Dates
-------------------------------------     ----------------------------
International                             International
 Division                  6/13/2005       Division         7/11/2005
China Division             6/30/2005      China Division    7/31/2005
U.S. Business               7/9/2005      U.S. Business      8/6/2005
----------------------------------------------------------------------

CONFERENCE CALL
---------------


    Yum! Brands Inc. will host a conference call to review the company's financial performance and strategies at 9:15 a.m. EDT Thursday, July 14, 2005.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Thursday, July 14, at 12:15 p.m. EDT through Friday, July 29, at midnight EDT. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 7195371.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "2nd Quarter Earnings Webcast."



NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT
-----------------------------------------------------------


    China Division system-sales growth explanation:

    Estimated system-sales growth differs from the 2% reported in the Period 6 sales release, which compared like calendar months. For 2005, we have moved forward the mainland China business reporting calendar one month to more closely align the timing of reporting that business's results of operations with our U.S. business.

    Notes:

    Sales results for Period 8 (the four-week period ending August 6,
2005) are scheduled to be released August 11, 2005, before market hours.
    Sales and profit information included in the release is rounded to the nearest million; however, percentage-point change calculations are based on numbers that are not rounded.

    Definitions:

    Excl F/x represents the percentage change excluding the impact of foreign currency translation. These amounts are calculated by translating current-year results at prior-year average exchange rates. We believe elimination of the foreign currency translation impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

    Franchise Fees include fees from unconsolidated affiliates (joint ventures) and franchise and license restaurants. Fees include ongoing royalty and license fees, initial fees for new restaurants and contract-renewal fees.

    Franchise Restaurants include unconsolidated affiliates (joint ventures) and franchise restaurants and exclude license restaurants.

    Franchise Net New-Restaurant Growth is the year-over-year total of franchise restaurant and unconsolidated affiliates (joint-venture) openings less franchise restaurant and unconsolidated affiliates (joint-venture) closings divided by the prior year's franchise and unconsolidated affiliates (joint-venture) restaurant total.

    New-Restaurant Openings include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants and exclude license restaurants.

    Special Items include AmeriServe and other charges (credits) and Wrench litigation.

    System Restaurants include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants but exclude license restaurants.

    System-Sales Growth includes the results of all restaurants regardless of ownership including unconsolidated affiliates, company-owned, franchise and license restaurants. Sales of unconsolidated affiliates (joint ventures), franchise and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Unconsolidated affiliates (joint ventures), franchise and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the franchise fees previously defined are included in the company's revenues. We believe system-sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all our revenue drivers, company and franchise same-store sales as well as new-restaurant development.

    System Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including unconsolidated affiliates (joint ventures), company-owned, franchise and license restaurants.

    Systemwide U.S. Same-Store Sales include all company, franchise and license restaurants that have been open one year or more. U.S. same-store sales include KFC, Pizza Hut, Taco Bell, Long John Silver's and A&W restaurants.

    U.S. Blended Same-Store Sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S. same-store sales for Long John Silver's and A&W restaurants are not included.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with nearly 34,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,900 multibrand restaurants. Outside the United States in 2004, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. The company has been recognized in Black Enterprise Magazine as one of the "30 Best Companies for Diversity" and for the past two years in Fortune's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity."


                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)

                             Quarter       %     Year to date     %
                         --------------- Change --------------- Change
                         6/11/05 6/12/04  B/(W) 6/11/05 6/12/04  B/(W)
                         ------- ------- ------ ------- ------- ------
Total revenues           $2,153  $2,077      4  $4,207  $4,047      4

Costs and expenses
Company restaurant
 expenses                 1,634   1,576     (4)  3,182   3,067     (4)
General and
 administrative expenses    262     234    (12)    499     471     (6)
Franchise and license
 expenses                     4       6     29      12       8    (45)
Facility actions              4      10     NM      15      19     NM
Other (income) expense      (25)    (10)    NM     (39)    (22)    83
Wrench litigation
 (income) expense             -       -      -       -       -      -
AmeriServe and other
 charges (credits)            -     (14)    NM       -     (14)    NM
                         ------- -------        ------- -------
Total costs and expenses  1,879   1,802     (4)  3,669   3,529     (4)
                         ------- -------        ------- -------
Operating profit            274     275      -     538     518      4
Interest expense, net        30      32     10      58      67     14
                         ------- -------        ------- -------
Income before income
 taxes                      244     243      1     480     451      7
Income tax provision         57      65     11     132     131     (1)
                         ------- -------        ------- -------
Net income               $  187  $  178      6  $  348  $  320      9
                         ======= =======        ======= =======
Basic EPS Data
--------------
 EPS                     $ 0.65  $ 0.61      6  $ 1.20  $ 1.10      9
                         ======= =======        ======= =======
 Average shares
  outstanding               288     290      -     290     290      -
                         ======= =======        ======= =======
Diluted EPS Data
----------------
 EPS                     $ 0.62  $ 0.58      6  $ 1.15  $ 1.05     10
                         ======= =======        ======= =======
 Average shares
  outstanding               302     304      1     303     305      -
                         ======= =======        ======= =======

Dividends declared per
common share             $0.115  $ 0.10     15  $0.215  $ 0.10     NM
                         ======= =======        ======= =======

See accompanying notes.

Wrench litigation and AmeriServe and other charges (credits) have been summed and referred to as "Special Items" throughout this press release. See further discussion in the accompanying Notes.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

                             Quarter       %     Year to date     %
                         --------------- Change --------------- Change
                         6/11/05 6/12/04  B/(W) 6/11/05 6/12/04  B/(W)
                         ------- ------- ------ ------- ------- ------

Company sales            $1,902  $1,846      3  $3,712  $3,593      3
Franchise and license
 fees                       251     231      9     495     454      9
                         ---------------        ---------------
  Revenues                2,153   2,077      4   4,207   4,047      4
                         ---------------        ---------------

Company restaurants
  Food and paper            600     588     (2)  1,174   1,128     (4)
  Payroll and employee
   benefits                 504     493     (2)    987     973     (1)
  Occupancy and other
   operating expenses       530     495     (7)  1,021     966     (6)
                         ---------------        ---------------
                          1,634   1,576     (4)  3,182   3,067     (4)
General and
 administrative expenses    262     234    (12)    499     471     (6)
Franchise and license
 expenses                     4       6     29      12       8    (45)
Facility actions              4      10     NM      15      19     NM
Other (income) expense      (25)    (10)    NM     (39)    (22)    83
                         ---------------        ---------------
                          1,879   1,816     (3)  3,669   3,543     (4)
                         ---------------        ---------------
Operating profit before
 special items              274     261      5     538     504      7
Interest expense, net        30      32     10      58      67     14
Income tax provision         57      60      4     132     126     (5)
                         ---------------        ---------------
Earnings before special
 items                   $  187  $  169     11  $  348  $  311     12
                         ======= =======        ======= =======

Tax rate before special
 items                     23.6%   26.2%   2.6    27.5%   28.9%   1.4
                         ======= =======  ppts. ======= =======  ppts.

Diluted EPS before
 special items           $ 0.62  $ 0.55     12  $ 1.15  $ 1.02     13
                         ======= =======        ======= =======

Company sales             100.0%  100.0%         100.0%  100.0%
Food and paper             31.6    31.9    0.3    31.6    31.4   (0.2)
                                          ppts.                  ppts.
Payroll and employee
 benefits                  26.5    26.7    0.2    26.6    27.0    0.4
                                          ppts.                  ppts.
Occupancy and other
 operating expenses        27.8    26.8   (1.0)   27.5    26.9   (0.6)
                                          ppts.                  ppts.
                         ---------------        ---------------
Restaurant margin          14.1%   14.6%  (0.5)   14.3%   14.7%  (0.4)
                                          ppts.                  ppts.
                         ======= =======        ======= =======

Reconciliation of Segment Operating Profit to Reported
 Operating Profit
----------------------------------------------------------------------
U.S. operating profit    $  190  $  199     (4) $  352  $  371     (5)
International Division
 operating profit            90      74     22     184     162     14
China Division operating
 profit                      25      35    (30)     78      77      -
Unallocated and
 corporate expense          (61)    (44)   (38)   (103)    (92)   (12)
Unallocated other income
 (expense)                   17       -     NM      16      (3)    NM
Unallocated facility
 actions                     13      (3)    NM      11     (11)    NM
                         ------- -------        ------- -------
Operating profit before
 special items              274     261      5     538     504      7
Wrench litigation
 (income) expense             -       -      -       -       -      -
AmeriServe and other
 (charges) credits            -      14     NM       -      14     NM
                         ------- -------        ------- -------
Reported operating
 profit                  $  274  $  275      -  $  538  $  518      4
                         ======= =======        ======= =======

See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                             Quarter       %     Year to date     %
                         --------------- Change --------------- Change
                         6/11/05 6/12/04  B/(W) 6/11/05 6/12/04  B/(W)
                         ------- ------- ------ ------- ------- ------
Company sales            $1,240  $1,208      3  $2,439  $2,374      3
Franchise and license
 fees                       145     141      3     281     272      3
                         ---------------        ---------------
  Revenues                1,385   1,349      3   2,720   2,646      3
                         ---------------        ---------------

Company restaurants
  Food and paper            374     365     (3)    737     698     (6)
  Payroll and employee
   benefits                 369     367      -     734     733      -
  Occupancy and other
   operating expenses       317     299     (6)    628     603     (4)
                         ---------------        ---------------
                          1,060   1,031     (3)  2,099   2,034     (3)
General and
 administrative expenses    118     112     (5)    238     232     (3)
Franchise and license
 expenses                     3       3     12       9       4    (99)
Facility actions             14       4     NM      22       5     NM
                         ---------------        ---------------
                          1,195   1,150     (4)  2,368   2,275     (4)
                         ---------------        ---------------
Operating profit         $  190  $  199     (4) $  352  $  371     (5)
                         ======= =======        ======= =======

Company sales             100.0%  100.0%         100.0%  100.0%
Food and paper             30.2    30.2      -    30.2    29.4   (0.8)
                                                                 ppts.
Payroll and employee
 benefits                  29.7    30.3    0.6    30.1    30.9    0.8
                                          ppts.                  ppts.
Occupancy and other
 operating expenses        25.5    24.8   (0.7)   25.7    25.4   (0.3)
                                          ppts.                  ppts.
                         ---------------        ---------------
Restaurant margin          14.6%   14.7%  (0.1)   14.0%   14.3%  (0.3)
                                          ppts.                  ppts.
                         ======= =======        ======= =======

See accompanying notes.


                           Yum! Brands, Inc.
               INTERNATIONAL DIVISION Operating Results
                         (amounts in millions)

                             Quarter       %     Year to date     %
                         --------------- Change --------------- Change
                         6/11/05 6/12/04  B/(W) 6/11/05 6/12/04  B/(W)
                         ------- ------- ------ ------- ------- ------
Company sales            $  394  $  409     (4) $  778  $  809     (4)
Franchise and license
 fees                        98      82     19     198     167     18
                         ---------------        ---------------
  Revenues                  492     491      -     976     976      -
                         ---------------        ---------------

Company restaurants
  Food and paper            128     137      7     256     275      7
  Payroll and employee
   benefits                  96      99      2     187     193      3
  Occupancy and other
   operating expenses       119     119      1     234     234      -
                         ---------------        ---------------
                            343     355      3     677     702      4
General and
 administrative expenses     62      60     (2)    124     119     (4)
Franchise and license
 expenses                     1       3     53       3       4     23
Facility actions              1       2     NM       2       2     NM
Other (income) expense       (5)     (3)    64     (14)    (13)    24
                         ---------------        ---------------
                            402     417      4     792     814      3
                         ---------------        ---------------
Operating profit         $   90  $   74     22  $  184  $  162     14
                         ======= =======        ======= =======

Company sales             100.0%  100.0%         100.0%  100.0%
Food and paper             32.6    33.6    1.0    32.9    33.9    1.0
                                          ppts.                  ppts.
Payroll and employee
 benefits                  24.4    24.1   (0.3)   24.1    23.9   (0.2)
                                          ppts.                  ppts.
Occupancy and other
 operating expenses        30.1    29.2   (0.9)   30.1    29.0   (1.1)
                                          ppts.                  ppts.
                         ---------------        ---------------
Restaurant margin          12.9%   13.1%  (0.2)   12.9%   13.2%  (0.3)
                                          ppts.                  ppts.
                         ======= =======        ======= =======

See accompanying notes.


                           Yum! Brands, Inc.
                   CHINA DIVISION Operating Results
                         (amounts in millions)

                             Quarter       %     Year to date     %
                         --------------- Change --------------- Change
                         6/11/05 6/12/04  B/(W) 6/11/05 6/12/04  B/(W)
                         ------- ------- ------ ------- ------- ------

Company sales            $  268  $  229     17  $  495  $  410     21
Franchise and license
 fees                         8       8      5      16      15     14
                         ---------------        ---------------
  Revenues                  276     237     16     511     425     20
                         ---------------        ---------------

Company restaurants
  Food and paper             98      86    (13)    181     155    (16)
  Payroll and employee
   benefits                  39      27    (44)     66      47    (42)
  Occupancy and other
   operating expenses        94      77    (23)    159     129    (24)
                         ---------------        ---------------
                            231     190    (21)    406     331    (23)
General and
 administrative expenses     21      18    (24)     34      28    (23)
Franchise and license
 expenses                     -       -      -       -       -      -
Facility actions              2       1     NM       2       1     NM
Other (income) expense       (3)     (7)   (52)     (9)    (12)   (29)
                         ---------------        ---------------
                            251     202    (25)    433     348    (25)
                         ---------------        ---------------
Operating profit         $   25  $   35    (30) $   78  $   77      -
                         ======= =======        ======= =======

Company sales             100.0%  100.0%         100.0%  100.0%
Food and paper             36.4    37.7    1.3    36.5    37.9    1.4
                                          ppts.                  ppts.
Payroll and employee
 benefits                  14.5    11.8   (2.7)   13.3    11.3   (2.0)
                                          ppts.                  ppts.
Occupancy and other
 operating expenses        35.2    33.3   (1.9)   32.1    31.4   (0.7)
                                          ppts.                  ppts.
                         ---------------        ---------------
Restaurant margin          13.9%   17.2%  (3.3)   18.1%   19.4%  (1.3)
                                          ppts.                  ppts.
                         ======= =======        ======= =======

See accompanying notes.

China Division includes mainland China, Thailand and KFC Taiwan.


                           Yum! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)

                                                    6/11/05  12/25/04
                                                   --------- ---------
ASSETS
Current Assets
Cash and cash equivalents                          $    113  $     62
Short-term investments                                   87        54
Accounts and notes receivable, less allowance:
 $21 in 2005 and $22 in 2004                            212       192
Inventories                                              77        76
Prepaid expenses and other current assets                91       142
Deferred income taxes                                   143       156
Advertising cooperative assets, restricted               78        65
                                                   --------- ---------
  Total Current Assets                                  801       747

Property, plant and equipment, net of accumulated
 depreciation and amortization of $2,733 in 2005
 and $2,618 in 2004                                   3,371     3,439
Goodwill                                                550       553
Intangible assets, net                                  340       347
Investments in unconsolidated affiliates                179       194
Other assets                                            434       416
                                                   --------- ---------
  Total Assets                                     $  5,675  $  5,696
                                                   ========= =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities     $  1,214  $  1,189
Income taxes payable                                     60       111
Short-term borrowings                                   222        11
Advertising cooperative liabilities                      78        65
                                                   --------- ---------
  Total Current Liabilities                           1,574     1,376

Long-term debt                                        1,562     1,731
Other liabilities and deferred credits                  992       994
                                                   --------- ---------
  Total Liabilities                                   4,128     4,101
                                                   --------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                             -         -
Common stock, no par value, 750 shares authorized;
 286 shares and 290 shares issued in 2005 and
 2004, respectively                                     328       659
Retained earnings                                     1,359     1,067
Accumulated other comprehensive loss                   (140)     (131)
                                                   --------- ---------
  Total Shareholders' Equity                          1,547     1,595
                                                   --------- ---------
  Total Liabilities and Shareholders' Equity       $  5,675  $  5,696
                                                   ========= =========

See accompanying notes.


                           Yum! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                      Year to date
                                                   -------------------
                                                    6/11/05   6/12/04
                                                   --------- ---------
Cash Flows - Operating Activities
Net income                                         $    348  $    320
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                         208       195
  Facility actions                                       15        19
  Other liabilities and deferred credits                  4         8
  Deferred income taxes                                 (23)        -
  Other non-cash charges and credits, net                (4)       19
Changes in operating working capital, excluding
 effects of acquisitions and dispositions:
  Accounts and notes receivable                          (4)      (14)
  Inventories                                             4        (6)
  Prepaid expenses and other current assets              57       (21)
  Accounts payable and other current liabilities          -       (64)
  Income taxes payable                                    -       (66)
                                                   --------- ---------
  Net change in operating working capital                57      (171)
                                                   --------- ---------
Net Cash Provided by Operating Activities               605       390
                                                   --------- ---------

Cash Flows - Investing Activities
Capital spending                                       (210)     (221)
Proceeds from refranchising of restaurants               41         8
Acquisition of restaurants from franchisees               -        (5)
Short-term investments                                  (31)      (27)
Sales of property, plant and equipment                   22        24
Other, net                                               38        23
                                                   --------- ---------
Net Cash Used in Investing Activities                  (140)     (198)
                                                   --------- ---------

Cash Flows - Financing Activities
Revolving Credit Facility activity, by original
 maturity
 Three months or less, net                               46         -
Repayments of long-term debt                             (9)       (7)
Short-term borrowings-three months or less, net         (23)        -
Repurchase shares of common stock                      (489)     (294)
Employee stock option proceeds                           89       102
Dividends paid on common shares                         (58)        -
                                                   --------- ---------
Net Cash Used in Financing Activities                  (444)     (199)
                                                   --------- ---------
Effect of Exchange Rates on Cash and Cash
 Equivalents                                             (4)       (2)
                                                   --------- ---------
Net Increase (Decrease) in Cash and Cash
 Equivalents                                             17        (9)
Net Increase in Cash and Cash Equivalents of the
 China Division for December 2004                        34         -
Cash and Cash Equivalents - Beginning of Period          62       192
                                                   --------- ---------
Cash and Cash Equivalents - End of Period          $    113  $    183
                                                   ========= =========

See accompanying notes.


        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation (income) expense and AmeriServe and other charges (credits). These amounts are described in (f) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

                                     Quarter          Year to date
                               ------------------- -------------------
                                6/11/05   6/12/04   6/11/05   6/12/04
                               --------- --------- --------- ---------
Detail of Special Items
------------------------------
Wrench litigation (income)
 expense                       $      -  $      -  $      -  $      -
AmeriServe and other (charges)
 credits                              -        14         -        14
                               --------- --------- --------- ---------
Total special items                   -        14         -        14

Tax on special items                  -        (5)        -        (5)
                               --------- --------- --------- ---------

Special items, net of tax      $      -  $      9  $      -  $      9
                               ========= ========= ========= =========

Average shares outstanding          302       304       303       305
                               ========= ========= ========= =========

Special items diluted EPS      $      -  $   0.03  $      -  $   0.03
                               ========= ========= ========= =========

Reconciliation of Earnings
 Before Special Items to Net
 Income
------------------------------
Earnings before special items  $    187  $    169  $    348  $    311
Special items, net of tax             -         9         -         9
                               --------- --------- --------- ---------
Net income                     $    187  $    178  $    348  $    320
                               ========= ========= ========= =========

Reconciliation of EPS Before
 Special Items to Reported EPS
------------------------------
Diluted EPS before special
 items                         $   0.62  $   0.55  $   1.15  $   1.02
Special items EPS                     -      0.03         -      0.03
                               --------- --------- --------- ---------
Reported EPS                   $   0.62  $   0.58  $   1.15  $   1.05
                               ========= ========= ========= =========


 Notes to the Consolidated Summary of Results, Condensed Consolidated
  Balance Sheets and Condensed Consolidated Statements of Cash Flows
            (amounts in millions, except per share amounts)

(a) Percentages may not recompute due to rounding.

(b) In 2005, we began reporting information for our international business in two separate operating segments as a result of changes to our management structure. The China Division includes mainland China ("China"), Thailand and KFC Taiwan, and the International Division includes the remainder of our international operations. While this reporting change did not impact our consolidated results, segment information for previous periods has been restated to be consistent with the current period presentation.

(b) In 2005, we also changed the China business reporting calendar to more closely align the timing of the reporting of its results of operations with our U.S. business. Previously our China business, like the rest of our international businesses, closed one month (or one period for certain of our international businesses) earlier than YUM's period end date to facilitate consolidated reporting. To maintain comparability of our consolidated results of operations, net income of the China business of $6 million for the one month period ended December 31, 2004 was recognized as an adjustment to consolidated retained earnings in the year to date ended June 11, 2005, as opposed to being recorded in our Consolidated Statement of Income. Our consolidated results of operations for the quarter and year to date ended June 11, 2005 include the results of operations of the China business for the months of March, 2005 through May, 2005 and January, 2005 through May, 2005, respectively, and the months to be included in future quarterly reporting periods will begin one month later than in previous years. Our consolidated results of operations for the quarter and year to date ended June 12, 2004 continue to include the results of operations of the China business for the months of February, 2004 through April, 2004 and December, 2003 through April, 2004, respectively.

(c) Franchisee sales represents the combined estimated sales of unconsolidated affiliate, franchise and license restaurants. Franchisee sales, which are not included in the Company sales we present on the Consolidated Statements of Income, generate franchise and license fees (typically at a rate of 4% to 6% of sales) that are included in the Company's revenues.

                             Quarter       %     Year to date     %
                         --------------- Change --------------- Change
                         6/11/05 6/12/04  B/(W) 6/11/05 6/12/04  B/(W)
                         ------- ------- ------ ------- ------- ------
United States
  Company sales          $1,240  $1,208      3  $2,439  $2,374      3
  Franchisee sales        2,849   2,736      4   5,531   5,313      4
International Division
  Company sales          $  394  $  409     (4) $  778  $  809     (4)
  Franchisee sales        1,898   1,651     15   3,882   3,386     15
China Division
  Company sales          $  268  $  229     17  $  495  $  410     21
  Franchisee sales          138     130      6     262     241      9
Worldwide
  Company sales          $1,902  $1,846      3  $3,712  $3,593      3
  Franchisee sales        4,885   4,517      8   9,675   8,940      8

(d) Facility actions included the following:

                                     Quarter          Year to date
                               ------------------- -------------------
                                6/11/05   6/12/04   6/11/05   6/12/04
                               --------- --------- --------- ---------

    Store closure costs        $     (1) $     (5) $      3  $     (5)
    Asset impairment charges         18        12        23        13
    Refranchising net loss
     (gain)                         (13)        3       (11)       11
                               --------- --------- --------- ---------
    Facility actions           $      4  $     10  $     15  $     19
                               ========= ========= ========= =========

(e) Other (income) expense primarily includes the $17 million gain associated with the IPO of our Poland/Czech Republic business in the quarter ended June 11, 2005 as well as equity income from investments in unconsolidated affiliates.

(f) Amounts recorded as AmeriServe and other charges (credits) primarily result from cash recoveries related to the AmeriServe bankruptcy reorganization process, which were not significant for both the quarter and year to date ended June 11, 2005.

    There was no Wrench litigation (income) expense recorded for the quarter and year to date ended June 11, 2005.

(g) For the quarter and year to date ended June 11, 2005, we repurchased approximately 7.5 million shares and 9.8 million shares of our Common Stock, respectively, at an average price of $50 per share for both the quarter and year to date.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                                                             Total
                               Unconsolidated              Excluding
                       Company   Affiliates   Franchisees Licensees(a)
                       ------- -------------- ----------- ------------
Total U.S.
Beginning of Year       4,989              -      13,482       18,471
  New Builds               32              -         100          132
  Acquisitions              -              -           -            -
  Refranchising           (83)             -          81           (2)
  Closures                (62)             -        (160)        (222)
  Other                   (10)             -           5           (5)
                       ------- -------------- ----------- ------------
End of Quarter          4,866              -      13,508       18,374
                       ======= ============== =========== ============
% of Total                 26%             -          74%         100%

Total International
 Division
Beginning of Year       1,504          1,204       8,179       10,887
  New Builds               14             20         193          227
  Acquisitions              -              -           -            -
  Refranchising           (58)          (135)        193            -
  Closures                (15)           (16)       (104)        (135)
  Other                    (6)             -           5           (1)
                       ------- -------------- ----------- ------------
End of Quarter          1,439          1,073       8,466       10,978
                       ======= ============== =========== ============
% of Total                 13%            10%         77%         100%

Total China Division
Beginning of Year(b)    1,266            460         198        1,924
  New Builds              124             39           5          168
  Acquisitions              -              -           -            -
  Refranchising             -              -           -            -
  Closures                (10)            (4)          -          (14)
  Other                     -              -           4            4
                       ------- -------------- ----------- ------------
End of Quarter (c)      1,380            495         207        2,082
                       ======= ============== =========== ============
% of Total                 66%            24%         10%         100%

Total Worldwide
Beginning of Year       7,759          1,664      21,859       31,282
  New Builds              170             59         298          527
  Acquisitions              -              -           -            -
  Refranchising          (141)          (135)        274           (2)
  Closures                (87)           (20)       (264)        (371)
  Other                   (16)             -          14           (2)
                       ------- -------------- ----------- ------------
End of Quarter          7,685          1,568      22,181       31,434
                       ======= ============== =========== ============
% of Total                 24%             5%         71%         100%

(a) The total excludes 2,148 U.S. and 197 International Division licensee units. There are no licensed units in the China Division. The U.S. licensee unit count includes 1,241 Pizza Huts, 832 Taco Bells and 75 KFCs. The International Division licensee unit count includes 91 Pizza Huts, 62 KFCs, 43 Taco Bells and 1 Long John Silver's.

(b) Beginning of the year balances have been adjusted to include December activity in Mainland China due to the change in its reporting calendar. The net change was an addition of 16, 2, 1 and 19 units for company, unconsolidated affiliates, franchisees and total excluding licensees, respectively.

(c) The totals include 3 Company-owned Taco Bell Grandes and 2
    Company-owned East Dawning units.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                            United States
----------------------------------------------------------------------

                                                              Total
                                                            Excluding
                                   Company    Franchisees   Licensees
                               -------------- ----------- ------------
Pizza Hut
Beginning of Year                      1,741       4,565        6,306
  New Builds                              14          36           50
  Acquisitions                             -           -            -
  Refranchising                          (60)         60            -
  Closures                               (21)        (51)         (72)
  Other                                    -           -            -
                               -------------- ----------- ------------
End of Quarter                         1,674       4,610        6,284
                               ============== =========== ============
% of Total                                27%         73%         100%

KFC
Beginning of Year                      1,248       4,202        5,450
  New Builds                               4          35           39
  Acquisitions                             -           -            -
  Refranchising                           (7)          7            -
  Closures                               (22)        (47)         (69)
  Other                                  (10)          5           (5)
                               -------------- ----------- ------------
End of Quarter                         1,213       4,202        5,415
                               ============== =========== ============
% of Total                                22%         78%         100%

Taco Bell
Beginning of Year                      1,283       3,747        5,030
  New Builds                               2          20           22
  Acquisitions                             -           -            -
  Refranchising                           (8)          6           (2)
  Closures                                (5)        (28)         (33)
  Other                                    -           -            -
                               -------------- ----------- ------------
End of Quarter                         1,272       3,745        5,017
                               ============== =========== ============
% of Total                                25%         75%         100%

Long John Silver's
Beginning of Year                        700         500        1,200
  New Builds                              12           7           19
  Acquisitions                             -           -            -
  Refranchising                           (8)          8            -
  Closures                               (12)        (10)         (22)
  Other                                    -           -            -
                               -------------- ----------- ------------
End of Quarter                           692         505        1,197
                               ============== =========== ============
% of Total                                58%         42%         100%

A&W
Beginning of Year                         17         468          485
  New Builds                               -           2            2
  Acquisitions                             -           -            -
  Refranchising                            -           -            -
  Closures                                (2)        (24)         (26)
  Other                                    -           -            -
                               -------------- ----------- ------------
End of Quarter                            15         446          461
                               ============== =========== ============
% of Total                                 3%         97%         100%


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                        International Division
----------------------------------------------------------------------

                                                              Total
                               Unconsolidated               Excluding
                       Company   Affiliates   Franchisees   Licensees
                       ------- -------------- ----------- ------------

KFC
Beginning of Year         726            439       4,854        6,019
  New Builds               11             11          97          119
  Acquisitions              -              -           -            -
  Refranchising            (1)           (89)         90            -
  Closures                 (3)            (6)        (46)         (55)
  Other                    (1)             1          (2)          (2)
                       ------- -------------- ----------- ------------
End of Quarter            732            356       4,993        6,081
                       ======= ============== =========== ============
% of Total                 12%             6%         82%         100%

Pizza Hut
Beginning of Year         766            765       2,903        4,434
  New Builds                3              9          85           97
  Acquisitions              -              -           -            -
  Refranchising           (48)           (46)         94            -
  Closures                (12)           (10)        (48)         (70)
  Other                    (5)            (1)          5           (1)
                       ------- -------------- ----------- ------------
End of Quarter            704            717       3,039        4,460
                       ======= ============== =========== ============
% of Total                 16%            16%         68%         100%

A&W
Beginning of Year           -              -         209          209
  New Builds                -              -           9            9
  Acquisitions              -              -           -            -
  Refranchising             -              -           -            -
  Closures                  -              -          (9)          (9)
  Other                     -              -          (1)          (1)
                       ------- -------------- ----------- ------------
End of Quarter              -              -         208          208
                       ======= ============== =========== ============
% of Total                  -              -         100%         100%

Taco Bell
Beginning of Year          12              -         180          192
  New Builds                -              -           -            -
  Acquisitions              -              -           -            -
  Refranchising            (9)             -           9            -
  Closures                  -              -           -            -
  Other                     -              -           3            3
                       ------- -------------- ----------- ------------
End of Quarter              3              -         192          195
                       ======= ============== =========== ============
% of Total                  2%             -          98%         100%

Long John Silver's
Beginning of Year           -              -          33           33
  New Builds                -              -           2            2
  Acquisitions              -              -           -            -
  Refranchising             -              -           -            -
  Closures                  -              -          (1)          (1)
  Other                     -              -           -            -
                       ------- -------------- ----------- ------------
End of Quarter              -              -          34           34
                       ======= ============== =========== ============
% of Total                  -              -         100%         100%


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary

                            China Division
----------------------------------------------------------------------

                                                              Total
                               Unconsolidated               Excluding
                       Company   Affiliates   Franchisees   Licensees
                       ------- -------------- ----------- ------------

KFC
Beginning of Year       1,039            460         175        1,674
  New Builds               91             39           4          134
  Acquisitions              -              -           -            -
  Refranchising             -              -           -            -
  Closures                 (8)            (4)          -          (12)
  Other                     -              -           4            4
                       ------- -------------- ----------- ------------
End of Quarter          1,122            495         183        1,800
                       ======= ============== =========== ============
% of Total                 62%            28%         10%         100%

Pizza Hut
Beginning of Year         224              -          23          247
  New Builds               30              -           1           31
  Acquisitions              -              -           -            -
  Refranchising             -              -           -            -
  Closures                 (1)             -           -           (1)
  Other                     -              -           -            -
                       ------- -------------- ----------- ------------
End of Quarter            253              -          24          277
                       ======= ============== =========== ============
% of Total                 91%             -           9%         100%

China Division includes mainland China, Thailand and KFC Taiwan.


                           Yum! Brands, Inc.
                 United States Multibrand Restaurants

                                         United States(a)
                            ------------------------------------------
                                          Multibrand Restaurants in
                                                   Operation
                                                  at 6/11/05
                                         -----------------------------
                               Gross
                              Additions
                            Year to Date
                              6/11/05     Company  Franchise   Total
                            ------------ --------- --------- ---------
KFC
  Taco Bell                           2       180       488       668
  A&W                                13       121       196       317
  Long John Silver's                 27        63        93       156
  Pizza Hut                           -        97        42       139
  Taco Bell/Pizza Hut 3 n 1           -        19        23        42
  Wing Works                          -        26         -        26
                            ------------ --------- --------- ---------
                                     42       506       842     1,348
Taco Bell
  Pizza Hut                           2       314       274       588
  Long John Silver's                  6        68        27        95
  A&W                                 -         2         -         2
                            ------------ --------- --------- ---------
                                      8       384       301       685
Pizza Hut
  WingStreet                        151       456        22       478
  KFC                                 -         -         4         4
  Taco Bell                           -         -         1         1
  Wing Works                          -         1         -         1
                            ------------ --------- --------- ---------
                                    151       457        27       484
Long John Silver's
  A&W                                24       176       120       296
                            ------------ --------- --------- ---------

Total                               225     1,523     1,290     2,813
                            ============ ========= ========= =========

Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

(a) Amounts do not reflect 185 International Division multibrand units in operation at the end of the period. There are no multibrand units in the China Division.


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    CONTACT: Yum! Brands, Inc., Louisville
             Analysts are invited to contact:
             Tim Jerzyk, Vice President Investor Relations,
             888-298-6986
             or
             Quan Nghe, Director Investor Relations, 888-298-6986 or
             Members of the media are invited to contact:
             Amy Sherwood, Vice President Public Relations,
             502-874-8200